Exhibit 3.3

Exhibit A1

Series Designation of

Series A1, a series of Commonwealth Thoroughbreds LLC

In accordance with the Limited Liability Company Agreement of Commonwealth Thoroughbreds LLC (the “Company”) dated as of August 30, 2019 (the “LLC Agreement”) and upon the execution of this Exhibit A1, as amended as of December 31, 2019, by the Company and Commonwealth Markets, Inc. in its capacity as Managing Member of the Company and Initial Member of Series A1, a series of Commonwealth Thoroughbreds LLC (“Series A1”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the LLC Agreement as “Exhibit A1”.

References to Sections and Articles set forth herein are references to Sections and Articles of the LLC Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Series A1, a series of Commonwealth Thoroughbreds LLC

Effective date of establishment	August 30, 2019

Managing Member

Commonwealth Markets, Inc., which shall continue to act as the Managing Member of Series A1 until dissolution of Series A1 pursuant to Section 12.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE XI.

Initial Member	Commonwealth Markets, Inc.

Issuance	In consideration of the $5,000 in cash previously contributed by the Managing Member to the Company, the Company hereby issues 50 Series A1 Units to Commonwealth Markets, Inc.

Tax Treatment

Series A1 intends to be taxed as a “partnership” or a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause Series A1 to be separately treated as an association taxable as a corporation under Subchapter C of the Code. For each year or other tax period, taxable income or loss of the Company (exclusive of taxable income or loss of any series of the Company taxable as a C corporation) will be allocated among the capital accounts of the Holders of Series A1 Units in accordance with their respective ownership percentages or any written agreement between the Series A1 Holders and the Company.

Purpose	As stated in Section 2.4

Series Assets

Company assets not allocated to any Series of the Company that is a protected series or a registered series pursuant to Section 18.215 of the Delaware Limited Liability Act may be allocated to Series A1.

Preference Designation	No Preference Designation shall be required in connection with the issuance of Series A1 Units.

Voting

Subject to Section 3.5, Record Holders of Series A1 Units shall be entitled to one vote per Unit on any and all matters on which they are entitled to vote. Record Holders of Series A1 Units shall not be entitled to vote on matters submitted for the consent or approval of Members generally.

No separate vote or consent of the Record Holders of Series A1 Units shall be required for the approval of any matter, except as required by the Delaware Act or as provided elsewhere in the LLC Agreement (including this Series Designation).

The affirmative vote of the holders of not less than a majority of the Series A1 Units then Outstanding shall be required for:

●   any amendment to the LLC Agreement (including this Series Designation) that would adversely change the rights of the Series A1 Units;

●   mergers, consolidations or conversions of Series A1 or the Company; and

●   all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series A1 Units voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series A1 Units shall not be required for any of the other matters specified under Section 13.1.

Liquidation

Subject to the terms of any Series Designation (including, without limitation, the preferential rights, if any, of holders of any other class of Units of the applicable Series), and in accordance with Section 12.3, all property held by the Company and not a specific Series, and all Free Cash Flows in excess of that required to discharge liabilities of the Company as provided in Section 12.3(b) shall be distributed to the holders of the Series A1 Units on an equal per Unit basis.

Splits	There shall be no subdivision of the Series A1 Units other than in accordance with Section 3.7.

Other rights

Holders of Series A1 Units shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series A1 Units.

Management Fee	None

Broker and Brokerage Fee	Not applicable

Sourcing Fee	None

Officers	There shall initially be no specific officers associated with Series A1, although, the Managing Member may appoint Officers of Series A1 from time to time, in its sole discretion.

Aggregate Ownership Limit	Not applicable.

Minimum Units	Not applicable.

Fiscal Year	As stated in Section 9.2

Information Reporting	As stated in Section 9.1(c)

Termination	As stated in Section 12.1(b)

Amendments to this Exhibit A1	As stated in Article XIII

[Signature page follows]

Signature page to Series Designation of Series A1

IN WITNESS WHEREOF, this Agreement has been executed as of December 31, 2019.

MANAGING MEMBER:

COMMONWEALTH MARKETS, INC.

By: /s/ Chase Chamberlin

Chase Chamberlin

Chief Marketing Officer; Head of Equine Operations

THE COMPANY:

COMMONWEALTH THOROUGHBREDS LLC

By: Commonwealth Markets, Inc., its managing member

By: /s/ Chase Chamberlin

Chase Chamberlin

Chief Marketing Officer; Head of Equine Operations